UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

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☐  Preliminary Proxy Statement

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPENTV CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 23, 2004

Dear Stockholders of OpenTV Corp.:

      We cordially invite you to attend the 2004 annual meeting of stockholders of OpenTV Corp. The meeting will be held on Wednesday, June 23, 2004, beginning at 9:00 a.m. (Pacific Time) at our executive offices located at 275 Sacramento Street, San Francisco, California.

      We are holding the annual meeting to:

1. Elect seven directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. Ratify our board of directors’ selection of KPMG LLP as our independent accountants for our 2004 fiscal year; and

3. Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

      All of these actions are more fully described in the proxy statement accompanying this notice.

      Only stockholders who owned our stock at the close of business on May 14, 2004 may vote at the meeting or at any adjournment or postponement of the meeting. Your vote is important. Whether or not you plan to attend the meeting, please submit a proxy by Internet or mail so that your shares may be represented at the meeting. You may vote in person at the meeting, even if you have already submitted a proxy. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Francisco at least ten days prior to the meeting for any purpose related to the meeting.

      We look forward to seeing you at the meeting.

SINCERELY,

JAMES A. CHIDDIX

Chairman of the Board and

Chief Executive Officer

San Francisco, California

May 14, 2004

OPENTV CORP.

PROXY STATEMENT

Information about solicitation and voting

      Our board of directors is soliciting your proxy for our 2004 annual meeting of stockholders. The meeting will be held on Wednesday, June 23, 2004, beginning at 9:00 a.m. Pacific Time at our principal executive offices located at 275 Sacramento Street, San Francisco, California 94111. Our telephone number is (415) 962-5000. Voting materials, which include this proxy statement, proxy card and the annual report on Form 10-K for the year ended December 31, 2003, will first be mailed to stockholders entitled to vote at the meeting on or about May 14, 2004.

      This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

ABOUT THE MEETING

Q:	What is the purpose of the annual meeting?

A:	At our annual meeting, stockholders will act upon the proposals described in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

Q:	Who can vote at the meeting?

A:	Our board of directors set May 14, 2004 as the record date for the meeting. If you owned any of our Class A ordinary shares or Class B ordinary shares at the close of business on May 14, 2004, you may attend and vote at the meeting. You are entitled to one vote for each Class A ordinary share and ten votes for each Class B ordinary share that you held on the record date for all matters to be voted on at the meeting. As of March 31, 2004, 90,205,494 Class A ordinary shares and 30,631,746 Class B ordinary shares were outstanding.

Q:	What is the quorum requirement for the meeting?

A:	A majority of the votes represented by our Class A ordinary shares and Class B ordinary shares outstanding, considered as a single class, as of the record date must be present in person or represented by proxy at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present in person or represented by proxy at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy by Internet or mail. Proxies received but marked as abstentions and broker non-votes (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be included in the calculation of the number of votes considered to be present at the meeting.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting in person, please bring the enclosed proxy card or proof of identification to the meeting. If you hold your shares in a brokerage account in your broker’s name (in “street name”), your broker will forward these proxy materials to you. If you hold your shares in street name, you have the right to direct your broker on how to vote the shares, but you may not vote these shares in person at the annual meeting unless you obtain a proxy form from the broker that holds your shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a stockholder of record or in street name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Please refer to the enclosed proxy card for instructions on how to submit a proxy by Internet or mail. For shares held in street name, the voting instruction card will be included with the proxy statement delivered by your broker or nominee.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q:	What proposals are scheduled to be voted on at the meeting?

A:	There are two proposals scheduled for a vote. They are:

• Proposal No. 1: To elect seven directors to our board of directors, each to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified; and

• Proposal No. 2: To ratify our board of directors’ selection of KPMG LLP as our independent accountants for our 2004 fiscal year.

Q:	What is the vote required for each proposal?

A:	Election of Directors. You may vote “FOR” a nominee for our board of directors or you may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box. You may also withhold authority to vote for any individual nominee or nominees. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more nominees will not be voted with respect to the nominee(s) indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Independent Accountants. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 2. The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy is required for approval. A properly executed proxy marked “ABSTAIN” with respect to the proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Our controlling stockholder, Liberty Media Corporation, has expressed its intention to vote “FOR” approval of each director nominee and “FOR” the ratification of our independent accountants for our 2004 fiscal year.

All proxies will be voted in accordance with the instructions specified on the enclosed proxy card. If you just sign your proxy card with no additional instructions, your shares will be voted in accordance with the recommendations of our board of directors. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by ADP Investor Communication Services.

Q:	What are the recommendations of our board of directors?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote:

• FOR the election of the seven nominated directors to our board of directors (see Proposal No. 1); and

• FOR ratification of the appointment of KPMG LLP as our independent accountants for our 2004 fiscal year (see Proposal No. 2).

Q:	Where can I find the voting results?

A:	The preliminary voting results will be announced at the annual meeting of stockholders. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2004.

INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to our current directors and executive officers including their ages as of March 31, 2004 and any directorships held in public companies. Unless otherwise indicated, each director or executive officer may be contacted at our principal executive office at 275 Sacramento Street, San Francisco, California, 94111.

Name and Age	Position

Mark H. Allen Age 47	Our Executive Vice President of Worldwide Sales and Business Development; our Corporate Secretary from February 2003 through October 2003; our General Counsel from November 2002 through October 2003; Executive Vice President of Corporate Development and Deputy General Counsel of Liberty Broadband Interactive Television from May 2002 through the first two weeks of March 2004; Executive Vice President of Corporate Development and Technology Licensing of Gemstar-TV Guide International, Inc. from February 2002 until May 2002; President of TV Guide Affiliate Sales of TV Guide, Inc. from September 1999 to May 2002; Managing Partner of Johnson, Allen, Jones & Dornblaser, a boutique business law firm in Tulsa, Oklahoma from March 1994 to September 1999, where Mr. Allen specialized in corporate and business planning, transactions and taxation.

Robert R. Bennett(1) Age 45	Our director since August 2002; President and Chief Executive Officer of Liberty Media Corporation since April 1997; Executive Vice President of Tele-Communications, Inc. from April 1997 to March 1999; currently a director of Liberty Media, InterActiveCorp and UnitedGlobalCom, Inc.

J. Timothy Bryan(2) Age 43	Our director since June 2003; private investor and consultant for domestic and international telecommunications companies such as Nextel Communications and Eagle River, Inc.; President and Chief Financial Officer of United Pan-Europe Communications N.V. from October 1998 until June 1999; Chief Financial Officer of United GlobalCom from November 1996 to October 1998; board member of ICO Global Communications, Inc. and prior Board member of Nextel Communications, Inc.

James A. Chiddix Age 58	Our Chief Executive Officer since May 2004 and a director and our Executive Chairman since March 2004; President of MystroTV, a business unit of Time Warner Cable formed to provide digital customers with the ability to pause, rewind and restart live television and to recapture missed programming, from July 2001 through January 2004; Chief Technical Officer of Time Warner Cable, from June 1998 through July 2001.

Vincent Dureau Age 44	Our Chief Technology Officer since May 1998; from 1984 to the time he joined us, Mr. Dureau held a variety of positions in the research department of Thomson Multimedia in Paris and Los Angeles.

Wesley O. Hoffman Age 50	Our Executive Vice President and Chief Operating Officer since October 2003; Chief Executive Officer of ICTV, Inc. a privately-held company that develops infrastructure for cable operators to deliver content and television services to digital cable subscribers; from August 2001 to August 2003; President of ICTV, Inc. from 1999 through August 2003; President and Chief Executive Officer of High Speed Surfing, a private company that designed and distributed modular DOCSIS cable modems for the North American market, from August 2000 to August 2001.

Name and Age	Position

Richard Hornstein Age 41	Our Senior Vice President and Chief Financial Officer since October 2003; Entrepreneur-in-Residence at Golden Gate Capital, a private equity firm, from April 2003 through September 2003; Chief Financial Officer and General Counsel of Resonate, Inc., a traffic and performance management software company, from August 2002 through March 2003; Chief Financial Officer and General Counsel of Believe, Inc., a 3-D graphics software company, from July 2000 through April 2002; General Counsel and Senior Vice President of Corporate Development and Taxation of Network Associates, Inc., a leading securities software company, from April 1997 through February 2000; previously, Mr. Hornstein served as Manager with Coopers & Lybrand in San Francisco, CA and New York City, New York and Manager with KPMG in San Francisco, CA.

Jerry Machovina Age 56	Our director since October 2003; Executive Vice President of Media Services for Yankees Entertainment and Sports Network from September 2001 through October of 2002; Co-Chief Executive Officer of Mediapassage, which merged with Adauction, from April 2001 through September 2001; President and Chief Executive Officer of Adauction from January 2000 through April 2001; Executive Vice President of TCI Communications, Inc. and AT&T Broadband from January 1995 through April 2001.

J. David Wargo(3) Age 50	Our director since August 2002; President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1997; currently a director of Strayer Education, Inc.

Anthony G. Werner(1) Age 47	Our director since August 2002; Senior Vice President and Chief Technology Officer of Liberty Media Corporation since August 2001; Senior Vice President of Strategic Technologies at Qwest Communications from May 2001 through August 2001; President and Chief Executive Officer of Aurora Networks, a manufacturer of advanced, next-generation optical transport systems for broadband networks that support the convergence of digital broadband, voice, video and data applications, from October 2000 through May 2001; Executive Vice President and Chief Technology Officer of TCI Communications, Inc. and AT&T Broadband from July 1994 through October 2000; currently a director of Net2Phone, Inc. and Dycom Industries, Inc.

Scott Wornow Age 41	Our Senior Vice President, General Counsel and Corporate Secretary since October 2003; Vice President, General Counsel, Corporate Secretary and Chief Restructuring Officer of OmniSky Corporation, a wireless data provider (which filed for bankruptcy protection under the federal bankruptcy laws in December 2001), from May 2000 through December 2002; Partner in the New York office of the international law firm of Paul, Hastings, Janofsky & Walker LLP, from February 1998 through May 2000.

Name and Age	Position

Michael Zeisser(1) Age 39	Our director since October 2003; our Interim Chairman from December 2003 through March 2004; Senior Vice President of Liberty Media Corporation since September 2003; Partner at McKinsey & Company, which he joined in September 1991.

James J. Ackerman Age 39	Our Chief Executive Officer from April 2001 through May 2004 and our director since April 2001; President and Chief Operating Officer of OpenTV, Inc. from September 2000 until April 2001; from 1996 until September 2000 Mr. Ackerman served in various executive positions at British Interactive Broadcasting Holdings Limited. Mr. Ackerman is not standing for reelection as a director at this annual meeting.

(1)	c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112.

(2)	c/o Eagle River, Inc., 3003 East Third Avenue, Suite 205, Denver, Colorado 80206.

(3)	c/o Wargo & Company, Inc., 712 Fifth Avenue, 41st Floor, New York, New York 10019.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Selection Process

      Our board of directors held nine meetings in 2003 and acted by unanimous written consent eight times. Each director attended at least 75% of the meetings of our board of directors that were held during the time he was a director in 2003.

      Our board of directors has an audit committee, a compensation committee and an incentive plan committee. Each director attended at least 75% of the meetings of each of the committees of our board of directors on which he served that were held during the time he was a director in 2003.

      Directors are elected annually and serve until their successors are duly elected and qualified.

      We are a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules because more than 50% of our voting power is beneficially owned by Liberty Media Corporation. Please see “Security Ownership of Certain Beneficial Owners and Management” below. Therefore, we are not subject to the requirements of Rule 4350(c) that would otherwise require us to have (i) a majority of independent directors on our board of directors; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for our board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

      In light of Liberty Media’s voting power, our board of directors has determined that the board of directors, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of stockholders. Our board of directors has further determined that no formal policy with respect to consideration of candidates recommended by stockholders would be appropriate.

      Of the eight directors currently serving on our board of directors, our board of directors has determined that Messrs. Wargo, Bryan and Machovina are “independent directors” as defined in the Nasdaq Marketplace Rules. During 2004, we intend to have two or more regularly scheduled executive session meetings attended solely by these independent directors.

      Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. Two of our board members attended our last annual meeting of stockholders.

Audit Committee

      Messrs. Wargo, Bryan and Machovina are the members of the audit committee. Mr. Wargo is the chairman of the audit committee. Each of the members of the audit committee meets the independence requirements of the Nasdaq Marketplace Rules and applicable Securities and Exchange Commission Rules and Regulations as such standards exist on the date of this proxy statement and are financially literate as determined by our board of directors in light of applicable regulatory standards. Our board of directors has determined that David Wargo is a “financial expert” as defined by applicable Securities and Exchange Commission Rules. The audit committee met six times in 2003. Our audit committee holds a separate meeting with our independent auditors in conjunction with each regularly scheduled board meeting that employee and affiliated directors and other members of management do not attend.

      The audit committee assists our board in its oversight responsibilities relating to our financial accounting, reporting and controls. The audit committee monitors and evaluates periodic reviews of the adequacy of our accounting and financial reporting processes and internal controls over financial reporting that are conducted by our financial and senior management and our independent auditors, is directly responsible for the appointment, compensation and oversight of the work of our independent auditors, reviews and evaluates the qualifications, independence and performance of our independent auditors, monitors our compliance with legal and regulatory requirements, monitors the performance of our internal audit function and facilitates communication among our independent auditors, our financial and senior management and our board of directors. In April 2004, our board of directors adopted a revised audit committee charter, a copy of which is included as Appendix A to this proxy statement.

Compensation Committee

      Messrs. Bennett, Wargo, Bryan and Zeisser are currently members of the compensation committee. The compensation committee met two times in 2003 and acted by unanimous written consent one time in 2003.

      The compensation committee reviews our incentive compensation programs for executive officers and approves the annual compensation for executive officers and directors. The compensation committee also supervises the administration of our employee stock and option plans.

Incentive Plan Committee

      Our board of directors has also established an incentive plan committee, which is a subcommittee of the compensation committee. Messrs. Bennett, Wargo and Bryan are the members of the incentive plan committee. The incentive plan committee met one time in 2003 and acted by unanimous written consent three times in 2003. The incentive plan committee oversees the administration of the OpenTV Corp. 2003 Incentive Plan.

Compensation of Directors

      Base Compensation and Expense Reimbursement. In 2003, our independent directors received an annual retainer of $10,000 for serving on our board of directors and $15,000 for serving on our audit committee. The annual retainers are paid in quarterly installments and continue so long as the independent director serves as a member of our board of directors. The annual retainers may be paid, at the election of the director, in our Class A ordinary shares rather than cash. Our non-independent directors do not receive any compensation for attending board of directors or committee meetings. All of our directors are reimbursed for actual expenses they incur to attend meetings.

      Options. Under the OpenTV Corp. 2003 Incentive Plan and the Compensation Policy for Independent Directors adopted by our board of directors, each independent director who is elected to our board of directors will receive an automatic initial option grant to purchase 25,000 of our Class A ordinary shares on the date on which such person first becomes an independent director. Each independent director who continues serving as a member of our board of directors receives an automatic quarterly option grant to purchase 2,500 of our Class A ordinary shares.

      The exercise price of all stock options granted to independent directors equals 100% of the fair market value of our Class A ordinary shares on the date of grant of the option. Options granted under the OpenTV Corp. 2003 Incentive Plan are subject to a five year vesting schedule, vesting in equal installments on the second, third, fourth and fifth anniversary of the date of grant. Each option has a ten-year term unless earlier terminated. The options remain exercisable as to vested shares for up to ninety days following the optionee’s termination of service as a director, unless such termination is a result of death or of total and permanent disability, in which case the options remain exercisable for up to a one-year period.

Code of Ethics

      As part of our ongoing efforts to comply with the newly adopted and proposed rules and regulations under the Sarbanes-Oxley Act of 2002 and to otherwise ensure that our corporate governance policies and practices are continually improving, we have undertaken a comprehensive effort to review and enhance our governance policies and practices. In conducting this review, we have looked to suggestions by various authorities in corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act, various rules and regulations of the Securities and Exchange Commission and the new listing standards of the Nasdaq National Market. As part of this review, we have adopted a code of conduct that applies to all of our employees, directors and officers. Our code of conduct constitutes our “code of ethics” within the meaning of

Section 406 of the Sarbanes-Oxley Act and the “code of conduct” under the Nasdaq Marketplace Rules. Our code of conduct is available on our website at www.opentv.com. In addition, we will provide a copy of our code of conduct, free of charge, to any stockholder who calls or submits a request in writing to Investor Relations, OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, telephone number (415) 962-5000.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      Our articles of association authorize no fewer than five and no more than fifteen directors. Our board of directors currently consists of eight authorized directors. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our board of directors is not divided into classes. Each member of our board of directors is elected by the stockholders at each annual meeting to serve until the occurrence of the next annual meeting.

      Our board of directors currently consists of: James J. Ackerman, Robert R. Bennett, J. Timothy Bryan, James A. Chiddix, Jerry Machovina, J. David Wargo, Anthony G. Werner and Michael Zeisser. Mr. Ackerman is not standing for reelection, and, as a result, we will have seven members of our board of directors after the annual meeting.

      You are being asked to elect seven directors who will become our directors on the date of the annual meeting. The names of our board of directors’ nominees are identified below. The shares represented by the enclosed proxy for our annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. You may withhold authority to vote for the slate as nominated by marking the “WITHHOLD FOR ALL” box on the enclosed proxy card. You may withhold authority to vote for any individual nominee or nominees by marking the “EXCEPTIONS” box on the enclosed proxy card and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, our board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Year First
Elected or
Name	Appointed Director

Robert R. Bennett	2002
J. Timothy Bryan	2003
James A. Chiddix	2004
Jerry Machovina	2003
J. David Wargo	2002
Anthony G. Werner	2002
Michael Zeisser	2003

      For more information about the seven individuals nominated to be our directors, see “Information Concerning Our Directors and Executive Officers.”

      There are no family relationships among our executive officers and the nominees for director. There are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to our board of directors. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.

Required Vote and Board Recommendation

      The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

      The audit committee of our board of directors has selected KPMG LLP as our independent accountants to perform the audit of our financial statements for the year ending December 31, 2004. You are being asked to ratify this selection.

      Stockholder ratification of the selection of KPMG as our independent accountants is not required by our memorandum or articles of association or otherwise. However, we are submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in our stockholders and our best interests.

      We expect that one or more representatives of KPMG LLP will be present at the meeting, will be able to make a statement, if they wish to do so, and will be able to respond to appropriate questions.

      During the year ending December 31, 2003, KPMG LLP served as our independent auditors and also provided certain tax and other audit related services.

Audit Fees and All Other Fees

      The following table presents fees for (i) professional audit services rendered by KPMG LLP for the audit of our annual financial statements, including our consolidated subsidiaries, for 2003 and 2002, and fees billed for other services rendered by KPMG LLP during 2003 and 2002 and (ii) fees billed for professional services rendered by PricewaterhouseCoopers LLP, our former independent auditors, during 2003 and 2002 (amount in thousands).

	2003	2002

Audit fees, excluding audit related fees(1)	$371	$620
Audit related fees(2)	$696	$514
Tax fees(3)	$277	$336
All other fees	$0	$0

(1)	Represents fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements.

(2)	Represents professional consultations with respect to accounting issues affecting our financial statements, new accounting pronouncements and issues relating to a change in our independent auditors, issuance of consents for regulatory filings and acquisition related services.

(3)	Represents tax compliance and consultations regarding the tax implications of certain transactions and application of foreign tax laws.

      The audit committee of our board of directors considered whether the provision of services by PricewaterhouseCoopers LLP and KPMG LLP to us other than auditing is compatible with PricewaterhouseCoopers LLP’s and KPMG LLP’s maintaining each of their independence and did not believe that the provision of such other services was incompatible with PricewaterhouseCoopers LLP’s and KPMG LLP’s maintaining each of their independence.

      Our audit committee pre-approves all audit and non-audit services. In making its recommendation to ratify the appointment of KPMG LLP as our independent accountants for 2004, the audit committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

      Effective October 10, 2002, we dismissed PricewaterhouseCoopers LLP as the principal accountants to audit our financial statements and engaged KPMG LLP as our new independent public accountants to audit our financial statements for the fiscal year ending December 31, 2002.

      The reports of PricewaterhouseCoopers on our financial statements for each of the two fiscal years ended December 31, 2001, and the subsequent interim period through October 10, 2002, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss PricewaterhouseCoopers was recommended by the audit committee of our board of directors, and the audit committee’s recommendation was approved by the entire board of directors.

      During the two fiscal years ended December 31, 2001, and the subsequent interim period through October 10, 2002, we had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter thereof in its report on our financial statements for such periods.

      During our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through October 10, 2002, we had no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

      We requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above and, if not, stating the respects in which it does not agree. A copy of such letter, dated October 16, 2002, was included as Exhibit 16.1 to the current report on Form 8-K as filed with the Securities and Exchange Commission on October 17, 2002.

      We have provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosure.

Required Vote and Board Recommendation

      Stockholder ratification of KPMG as our independent accountants requires the affirmative vote of a majority of the votes cast at the annual meeting in person or by proxy.

      OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT ACCOUNTANTS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Beneficial Holders

      The table below sets forth, to the extent known by us or ascertainable from public filings, certain information as of March 31, 2004, with respect to the beneficial ownership of each class of our ordinary shares by each person who is known by us to be the beneficial owner of more than five percent of any class of our ordinary shares.

      The percentage ownership information is based upon 90,205,494 of our Class A ordinary shares and 30,631,746 of our Class B ordinary shares, in each case outstanding as of March 31, 2004. Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2004, are deemed to be outstanding and to be beneficially owned by that entity holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that entity, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of our Class B ordinary shares, though convertible on a one-for-one basis into our Class A ordinary shares, is reported as beneficial ownership of our Class B ordinary shares only, and not as beneficial ownership of our Class A ordinary shares.

	Series of	Number of	Percent of	Voting
Name and Address of Beneficial Owner	Stock	Shares	Class	Power

Liberty Media Corporation	Class A	8,847,667 (1)	9.8%	79.2%
12300 Liberty Boulevard	Class B	30,510,150	99.6%
Englewood, CO 80112
Sun Microsystems, Inc.(2)	Class A	—	—	16.1	%(3)
901 San Antonio Road	Class B	7,594,796	19.9%
Mail Stop PAL 1-S21
Palo Alto, CA 94304

(1)	Liberty Media Corporation holds 76,982 of our Class A ordinary shares directly, 2,313,716 of our Class A ordinary shares and 303,966 of our Class B ordinary shares through its subsidiary LDIG OTV, Inc., 5,866,640 of our Class A ordinary shares through its subsidiary Liberty IATV and 590,329 of our Class A ordinary shares through its subsidiary Liberty IATV Holdings.

(2)	Sun Microsystems, Inc., through its subsidiary Sun TSI Subsidiary, Inc., owns 7,594,796 shares of Class B common stock of our subsidiary OpenTV, Inc., which may be exchanged at any time into an equal number of our Class B ordinary shares. The shares, which do not confer voting rights on matters presented for a vote of our stockholders unless converted into our Class B ordinary shares, have been held by Sun Microsystems, Inc. since August 1999, prior to our initial public offering. If such shares were exchanged for our Class B ordinary shares on March 31, 2004, they would have represented 6.0% of our Class A ordinary shares and Class B ordinary shares as a single class.

(3)	Assumes conversion into our Class B ordinary shares.

Security Ownership of Management

      The following table sets forth, to the extent known by us or ascertainable from public filings, certain information as of March 31, 2004, with respect to the beneficial ownership of our Class A ordinary shares and our Class B ordinary shares by (i) each of our current directors; (ii) each person nominated to be a director, (iii) each of our named executive officers identified in “Executive Compensation”; and (iv) all current directors and executive officers as a group. In addition, the table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership by such individuals of shares of Liberty Media Corporation Series A common stock and Series B common stock, which are equity securities of Liberty Media Corporation, which in turn owns a controlling interest in us.

      The following information regarding our ordinary shares is given as of March 31, 2004, as described above. The following information regarding shares of Liberty Media Corporation common stock is given as of March 31, 2004, and, in the case of percentage ownership information, is based on 2,788,656,123 shares of Liberty Media Corporation Series A common stock and 121,062,825 shares of Liberty Media Corporation Series B common stock, in each case outstanding on that date.

      Shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after March 31, 2004, with respect to our and Liberty Media securities, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of our Class B ordinary shares, though convertible on a one-for-one basis into our Class A ordinary shares, is reported as beneficial ownership of our Class B ordinary shares only, and not as beneficial ownership of shares of our Class A ordinary shares. In addition, for purposes of the following presentation, beneficial ownership of shares of Liberty Media Series B common stock, though convertible on a one-for-one basis into shares of Liberty Media Series A common stock, is reported as beneficial ownership of shares of Liberty Media Series B common stock only, and not as beneficial ownership of shares of Liberty Media Series A common stock. So far as is known to us, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

Amount and Nature
		of Beneficial		Percent	Voting
Name of Beneficial Owner	Title of Class	Ownership		of Class	Power

James J. Ackerman(1)	OpenTV Class A	576,763	(1)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—
Robert R. Bennett	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	3,805,516	(2),(3),(4)	*	2.7%
	Liberty Media Series B	10,842,304	(3)	8.2%
J. Timothy Bryan	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—
James Chiddix	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—
Vincent Dureau	OpenTV Class A	212,615	(5)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—
Wesley O. Hoffman	OpenTV Class A	4,625		*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—
Richard Hornstein	OpenTV Class A	2,023		*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

		Amount and Nature
		of Beneficial		Percent	Voting
Name of Beneficial Owner	Title of Class	Ownership		of Class	Power

Jerry Machovina	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	59,410		*	*
	Liberty Media Series B	—		—
J. David Wargo	OpenTV Class A	5,676		*	*
	OpenTV Class B	—		—
	Liberty Media Series A	142,572	(6)	*	*
	Liberty Media Series B	—		—
Anthony G. Werner	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	78,388	(7)	*	*
	Liberty Media Series B	—		—
Scott Wornow	OpenTV Class A	2,270		*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—
Michael Zeisser	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	1,038	(8)	*	*
	Liberty Media Series B	—		—
All current directors	OpenTV Class A	803,972	(1),(5)	*	*
and executive officers as a group	OpenTV Class B	—		—
(12 persons)	Liberty Media Series A	4,086,924	(2),(3),(4),(6),(7),(8)	*	2.7%
	Liberty Media Series B	10,842,304	(3),(4)	8.2%

*	Indicates less than 1 percent of voting power.

(1)	Includes beneficial ownership of 354,165 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2004, pursuant to stock options. On May 12, 2004, Mr. Ackerman stepped down as our Chief Executive Officer.

(2)	Includes 27,823 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.

(3)	Includes beneficial ownership of 25,778 shares of Liberty Media Series A common stock and 10,841,904 shares of Liberty Media Series B common stock which may be acquired within 60 days after March 31, 2004, pursuant to stock options. Mr. Bennett has the right to convert the options to purchase shares of Liberty Media Series B common stock into options to purchase shares of Liberty Media Series A common stock.

(4)	Includes 1,246,580 shares of Liberty Media Series A common stock and 400 shares of Liberty Media Series B common stock owned by Hilltop Investments, Inc., which is jointly owned by Mr. Bennett and his wife.

(5)	Includes beneficial ownership of 104,219 of our Class A ordinary shares that may be acquired within 60 days after March 31, 2004, pursuant to stock options.

(6)	Includes (i) 8,750 shares of Liberty Media Series A common stock, which may be acquired within 60 days after March 31, 2004, pursuant to stock options, and (ii) 132,873 shares of Liberty Media Series A common stock held by accounts managed by Mr. Wargo, as to which shares Mr. Wargo has disclaimed beneficial ownership.

(7)	Includes (i) beneficial ownership of 64,100 shares of Liberty Media Series A common stock, which may be acquired within 60 days after March 31, 2004, pursuant to stock options, and (ii) 14,288 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.

(8)	Includes 10,386 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the Securities and Exchange Commission, our directors, executive officers and holders of more than 10% of our ordinary shares are required to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market and to furnish us with copies of all of the reports they file.

      Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 2003 to file Forms 3, 4 or 5 and any failures to file such forms in a timely basis.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation awarded to, earned by or paid for services rendered to us in all capacities during 2003, 2002, and 2001 by our Chief Executive Officer and our four other most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2003. This information includes the dollar value of base salaries, commissions and bonus awards, the number of our Class A ordinary shares subject to stock options granted and certain other compensation, whether paid or deferred. We do not grant stock appreciation rights and provide no long-term compensation benefits other than stock options. Several of our executive officers joined us in 2003 and information with respect to those individuals is provided for the partial year in which they were employed.

Summary Compensation Table

						Long-Term
						Compensation
		Annual Compensation				Awards

				Other Annual		Securities	All Other
		Salary	Bonus	Compensation		Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)		Options	($)

James J. Ackerman	2003	420,733	93,910	790,856	(1)	200,000	359,400	(2)
Chief Executive Officer	2002	420,733	—	767,765	(3)	—	597,000	(4)
	2001	410,367	100,000	765,064	(5)	200,000	3,000	(6)
Vincent Dureau	2003	218,800	48,739	2,000	(7)	50,000	3,000	(6)
Chief Technology Officer	2002	209,261	—	1,000	(7)	—	3,000	(6)
	2001	212,180	51,018	6,000	(7)	30,000	3,000	(6)
Wesley O. Hoffman(8)	2003	96,955	21,526	—		100,000	2,000	(6)
Chief Operating Officer	2002	—	—	—		—	—
	2001	—	—	—		—	—
Richard Hornstein(9)	2003	42,778	9,417	—		50,000	3,000	(6)
Chief Financial Officer	2002	—	—	—		—	—
	2001	—	—	—		—	—
Scott Wornow(10)	2003	48,256	10,567	—		45,000	—
General Counsel	2002	—	—	—		—	—
	2001	—	—	—		—	—

(1)	Represents (i) loan forgiveness ($602,011), (ii) the fair market value of 43,662 of our Class A ordinary shares granted to Mr. Ackerman on January 2, 2003 ($147,989), and (iii) reimbursement of part of Mr. Ackerman’s automobile and other expenses ($40,856).

(2)	Represents a payment of $356,400 made pursuant to a management retention agreement with Mr. Ackerman and a $3000 matching contribution made to Mr. Ackerman’s 401(k) plan account. For a more detailed description of the management retention agreement, see “Certain Relationships and Related Transactions — Management Retention Agreements.”

(3)	Represents (i) loan forgiveness ($602,011), (ii) the fair market value of 17,830 of our Class A ordinary shares granted to Mr. Ackerman on January 2, 2002 ($147,989), and (iii) reimbursement of part of Mr. Ackerman’s automobile and other expenses ($17,765).

(4)	Represents a payment of $594,000 made pursuant to a management retention agreement with Mr. Ackerman and a $3000 matching contribution made to Mr. Ackerman’s 401(k) plan account.

(5)	Represents (i) loan forgiveness ($602,011), (ii) the fair market value of 14,525 of our Class A ordinary shares granted to Mr. Ackerman on January 2, 2002 ($147,989), and (iii) reimbursement of part of Mr. Ackerman’s automobile and other expenses ($15,064).

(6)	Represents matching contributions made to the individual’s 401(k) plan account in the fiscal year.

(7)	Represents a patent-related bonus payment paid during the relevant fiscal year.

(8)	Mr. Hoffman’s employment with us commenced in August 2003.

(9)	Mr. Hornstein’s employment with us commenced in October 2003.

(10)	Mr. Wornow’s employment with us commenced in October 2003.

      Certain management services were provided to us in 2003 by officers of Liberty Broadband Interactive Television. Liberty Broadband charged us a monthly management fee that was based on the estimated amount of time the individuals spent on our business each month. In February 2004, our management relationship with Liberty Broadband was terminated. For more information about the arrangement, see “Certain Relationships and Related Transactions — Management Fee and Expense Reimbursement Arrangements with Liberty Broadband.”

Option Grants in 2003

      The following table sets forth information regarding stock option grants to each of the above-named officers during 2003. During 2003, we granted to our employees options to purchase 1,529,300 shares of our Class A ordinary shares. The exercise price of all stock options was equal to the fair market value of our Class A ordinary shares on the date of grant. The stock options vest over five years in equal installments upon the second, third, fourth and fifth anniversary of the date of grant. All stock options have a term of ten years, subject to earlier termination upon termination of employment.

      The potential realizable value table illustrates the hypothetical gains that would exist for the options at the end of the ten-year term of the option based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the term. The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by the Securities and Exchange Commission rules and do not represent our estimate or projection of future Class A ordinary share prices.

Actual gains, if any, on option exercises will depend on the future performance of our Class A ordinary shares and overall market conditions. The potential realizable values shown in this table may never be achieved.

		Percent of
		Total			Potential Realizable
		Options			Value at Assumed
	Number of	Granted			Rates of Stock Price
	Securities	to			Appreciation for
	Underlying	Employees			Option Term
	Options	in Fiscal	Exercise	Expiration
Name	Granted	Year	Price	Date	5%	10%

James J. Ackerman	200,000	13%	$1.78	6/4/2013	175,020	489,560
Vincent Dureau	50,000	3%	$1.78	6/4/2013	43,755	122,390
Wesley O. Hoffman	100,000	7%	$3.14	8/25/2013	197,473	500,435
Richard Hornstein	50,000	3%	$4.59	10/27/2013	144,331	365,764
Scott Wornow	45,000	3%	$4.59	10/27/2013	129,898	329,188

Option Exercises in 2003 and Year-End Option Values

      The following table sets forth information concerning stock option exercises during 2003 by each of the above-named officers, including the aggregate amount of gains on the date of exercise. The value realized for option exercises is the aggregate fair market value of our Class A ordinary shares on the date of exercise less the exercise price. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options held on December 31, 2003 by each of those officers. Also reported are values for “in-the-money” stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our Class A ordinary shares as of December 31, 2003. The values for unexercised in-the-money options have not been, and may never be, realized. The fair market value is determined by the closing price of our Class A ordinary shares on December 31, 2003, as reported on the Nasdaq National Market, which was $3.34 per share.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired		Options at Fiscal Year-End		Fiscal Year-End
	Upon	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James J. Ackerman	—	—	312,499	287,501	—	$312,000
Vincent Dureau	—	—	98,698	61,480	$130,938	$78,000
Wesley O. Hoffman	—	—	—	100,000	—	$20,000
Richard Hornstein	—	—	—	50,000	—	—
Scott Wornow	—	—	—	45,000	—	—

Employment Agreements

Employment agreement with Former Chief Executive Officer

      On June 16, 2000, Mr. Ackerman entered into an employment agreement with OpenTV, Inc. to serve as OpenTV, Inc.’s President and Chief Operating Officer. In April 2001, our board of directors promoted Mr. Ackerman to be our Chief Executive Officer. The employment agreement is for a four-year term, which expires on June 14, 2004. On May 12, 2004, we, OpenTV, Inc. and Mr. Ackerman agreed not to renew his employment agreement and Mr. Ackerman stepped down as Chief Executive Officer. As part of that change, Mr. Ackerman agreed to serve as a special advisor to our Executive Chairman for a transitional period during 2004. Under the employment agreement, Mr. Ackerman was provided with a minimum annual base salary of $400,000 and was eligible for an annual bonus. Under the employment agreement, Mr. Ackerman also received a stock option to purchase 200,000 of our Class A ordinary shares, 25% of which vested after one year, with the balance vesting over the succeeding thirty-six months in equal installments, subject to his continued employment with us. We also agreed to reimburse Mr. Ackerman for certain expenses under the employment agreement.

      Under the employment agreement, we agreed to extend to Mr. Ackerman an interest-free loan of up to $3,000,000 for the purchase of his principal residence. The loan was full recourse against the residence and against Mr. Ackerman for up to 50% of the difference between the loan amount and the value actually realized by us through any foreclosure. The loan was forgiven in four equal installments on January 1 of each of the years 2001, 2002, 2003 and 2004. In addition, we agreed to issue our Class A ordinary shares to Mr. Ackerman having an aggregate fair market value equal to the difference between $3,000,000 and the actual loan amount in four installments on January 1 of each of the years 2001, 2002, 2003 and 2004. Pursuant to these provisions, we extended to Mr. Ackerman in August 2000 a loan in the approximate amount of $2,408,000. Twenty-five percent of this loan amount, or approximately $602,000, was forgiven by us on January 1 of each of the years 2001, 2002, 2003 and 2004. In addition, we issued to Mr. Ackerman our Class A ordinary shares having a fair market value of approximately $148,000 on each of January 2, 2001 (14,525 Class A ordinary shares), January 2, 2002 (17,830 Class A ordinary shares), January 2, 2003 (121,402 Class A ordinary shares) and January 2, 2004 (202,419 Class A ordinary shares). The foregoing loan arrangement was entered into prior to the effectiveness of the Sarbanes-Oxley Act of 2002 and was not modified in any respect after the effective date of the Sarbanes-Oxley Act. In compliance with the Sarbanes-Oxley Act, we no longer make personal loans to executive officers prohibited by such act.

Employment Agreement with Executive Chairman of the Board of Directors and Chief Executive Officer

      On March 23, 2004 we entered into an employment agreement with James A. Chiddix pursuant to which Mr. Chiddix agreed to serve as the Executive Chairman of our board of directors. On May 12, 2004, we announced that Mr. Chiddix had assumed the additional role of Chief Executive Officer. The employment agreement commenced on April 1, 2004, and has a one-year term that is automatically extended daily so that the remaining term on any date is one year. Under the agreement, Mr. Chiddix is provided with a minimum base salary of $450,000. For the year ended December 31, 2004, Mr. Chiddix shall be entitled to receive a bonus, paid quarterly in arrears, in an aggregate annual amount equal to 33% of his base salary (prorated for the actual weeks during the year he was employed by us), payable in cash or, at Mr. Chiddix’s election, in our Class A ordinary shares valued at the fair market value of our Class A ordinary shares on the last day of the calendar quarter for which the portion of the bonus was earned. For subsequent calendar years during the term, Mr. Chiddix shall be eligible for an annual bonus paid at the discretion of the compensation committee.

      Under the agreement, Mr. Chiddix was granted an option to purchase 1,000,000 of our Class A ordinary shares on March 23, 2004 with an exercise price of $2.99 per share, the closing price for our Class A ordinary shares on the Nasdaq National Market on that date, vesting in equal annual installments on the second, third, fourth and fifth anniversaries of the date of grant. Mr. Chiddix was also awarded on March 23, 2004 options to purchase an additional 500,000 of our Class A ordinary shares with an exercise price of $2.99 per share, the vesting of which is contingent upon us achieving certain performance goals established by our board of directors.

      If Mr. Chiddix voluntarily terminates his employment with us or if he is terminated for “cause” (as defined in his employment agreement), he would receive payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time, in each case, up to the date of termination.

      If Mr. Chiddix’s employment is terminated by us other than for “cause”, or by Mr. Chiddix for “good reason” (as defined in his employment agreement), he would receive the following: (i) payment for all unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time up to the date of termination, (ii) salary continuation for the remainder of the employment term, unless such termination is within 12 months of a “change in control” (as defined in his employment agreement), in which case he would be entitled to receive 18 months of salary paid, at his election, either in the form of salary continuation or in a lump sum payment, (iii) a pro-rata portion of any annual bonus he would have received with respect to the year in which his employment was terminated, (iv) continued vesting of stock options (including performance-based stock options that had begun to vest prior to the date of termination) for a period of one year from the date of termination (unless such date of termination is within 12 months of a “change in control”, in which case such vesting shall continue for a period of 18 months from the date of termination), (v) continued exercisability of stock options for a period of 90 days following the date on which the last stock options referred to in the preceding clause (iv) shall have vested, and (vi) for the period in which Mr. Chiddix receives salary continuation benefits from us (or such shorter period if he receives alternative health care coverage), amounts equal to the difference between the monthly premium payments paid by Mr. Chiddix for continued health care coverage and the amount he would have paid for health care coverage had he remained an employee of us.

      In the event the employment agreement is terminated as a result of Mr. Chiddix’s death or disability, he (or his estate) would receive the following: (i) payment for unpaid salary, reimbursable business expenses not theretofore paid and accrued vacation time, in each case, up to the date of termination, (ii) a lump sum payment equal to six months of salary, and (iii) a pro-rata portion of any annual bonus he would have received with respect to the year in which his employment was terminated by reason of the death or disability. In addition, all stock options (other than performance-based options that had not begun to vest prior to the date of termination) shall vest and remain exercisable for a period of one year following the date of termination.

      As an inducement to Mr. Chiddix agreeing to serve as the Executive Chairman of our board of directors, Liberty Media granted to Mr. Chiddix an option to acquire 50,000 shares of Liberty Media Series A common stock. We reimbursed Liberty Media for the cost of this option grant, based on a Black-Scholes analysis, by issuing to Liberty Media an aggregate of 76,982 Class A ordinary shares, see “Certain Relationships and Related Transactions — Issuance of Class A Ordinary Shares to Liberty Media.”

Other

      We have also entered into severance arrangements with some of our executive officers, which provide for limited payments in the event that such executives are terminated without cause or upon a change in control of us.

Compensation Committee Interlocks and Insider Participation

      None of the persons who served on our compensation committee during any part of 2003 had any interlocking relationship as defined by the Securities and Exchange Commission.

      The following pages contain a report issued by our compensation committee relating to executive compensation for 2003, a report issued by our audit committee and a section titled “Stock Price Performance” containing a stock price performance graph. Stockholders should be aware that under Securities and Exchange Commission rules, the report on executive compensation by the compensation committee, the audit committee report and the stock price performance graph are not deemed to be “soliciting material” or “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933, except to the extent that we specifically incorporate this information by reference.

REPORT ON EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

      The compensation committee is responsible for making decisions regarding the compensation of OpenTV’s Chief Executive Officer and other executive officers, including decisions relating to salaries, bonuses, certain equity incentives and other forms of compensation.

      General Compensation Policy. OpenTV’s current compensation philosophy for executive officers is to establish a compensation package for each executive officer that includes a base salary, an annual bonus opportunity and equity incentive awards. The intent of each executive officer’s compensation package is to reward that executive commensurately with OpenTV’s overall financial performance, including that executive officer’s individual performance, and to seek to have a substantial portion of each executive officer’s compensation contingent upon meeting performance measures. OpenTV’s compensation program for executives is designed to attract and retain individuals who are capable of leading OpenTV in achieving its goals.

      Base Salary. The base salary for each executive officer is set on the basis of general market levels for commensurate positions and individual experience, expertise, and performance.

      Annual Bonus Opportunity. Each executive officer other than OpenTV’s Chief Executive Officer has an established bonus target, which is measured against OpenTV’s overall financial performance and the achievement of individual objectives. Actual bonuses paid are based on a percentage of the individual’s base salary. For the year ended December 31, 2003, OpenTV paid annual bonuses to its executive officers in the form of registered OpenTV Class A ordinary shares.

      Incentive Compensation. Under the OpenTV Corp. 2003 Incentive Plan, OpenTV’s executive officers are eligible to receive stock-based incentives, including stock options and stock appreciation rights, as determined by the incentive plan committee. The incentive plan committee may make stock-based incentive awards at varying times and in varying amounts at its discretion. Generally, the incentive plan committee will set the size of each grant at a level that it deems appropriate to create a meaningful opportunity for stock ownership based upon the executive officer’s position, potential for future responsibility and promotion, performance in the recent period, and unvested options held. The relative weight given to each of these factors will vary from individual to individual, at the incentive plan committee’s discretion. OpenTV desires to promote ownership of its ordinary shares by executive officers of OpenTV because OpenTV believes that such ownership provides a common interest between its executive officers and stockholders of OpenTV. Options are expected to be granted at an exercise price equal to the fair market value of OpenTV ordinary shares underlying the option grant on the date of grant. In order to better align the interests of executives with the long-term goals of stockholders, options granted by us generally vest in equal annual installments on the second, third, fourth and fifth anniversaries. For the year ended December 31, 2003, OpenTV granted options to each of its executive officers.

      CEO Compensation. James Ackerman, OpenTV’s former Chief Executive Officer, is party to an employment agreement with OpenTV. Under his employment agreement, Mr. Ackerman was provided with a minimum annual base salary of $400,000, subject to review by the board of directors of OpenTV annually or more often, and was eligible for an annual bonus. Mr. Ackerman’s annual bonus opportunity was generally tied to the achievement by OpenTV of financial performance measures and provides no dollar guarantees. Based on OpenTV’s performance and that of Mr. Ackerman himself, Mr. Ackerman was paid an annual bonus of

$93,910 in the form of registered OpenTV Class A ordinary shares during 2003, representing approximately 22.3% of his base salary. Mr. Ackerman was also granted an option to purchase 200,000 OpenTV Class A ordinary shares in June 2003 as part of a grant of stock options to all eligible employees.

      Limitations on Deductibility of Compensation. Section 162(m) of the United States Internal Revenue Code renders non-deductible to a publicly-held corporation certain compensation in excess of $1 million paid in any year to certain of its executive officers, unless the excess compensation is “performance-based,” as defined in Section 162(m), or is otherwise exempt from Section 162(m). The basic philosophy of the compensation committee is to strive to provide OpenTV’s executive officers with a compensation package that will preserve the deductibility of such payments for OpenTV to the extent reasonably practicable and to the extent consistent with OpenTV’s other compensation objectives. OpenTV paid in excess of $1 million in compensation to Mr. Ackerman during 2003 (including loan forgiveness). A portion of the amount paid in 2003 may not be deductible pursuant to the provisions of Section 162(m). The cash compensation paid to OpenTV’s other executive officers in 2003 did not exceed, and the cash compensation expected to be paid to OpenTV’s executive officers in 2004 is not expected to exceed, the $1 million limit per individual.

Submitted by the members of the Compensation Committee:

Robert R. Bennett
J. Timothy Bryan
J. David Wargo
Michael Zeisser

AUDIT COMMITTEE REPORT

      The audit committee assists the board of directors in its oversight of OpenTV’s financial accounting, reporting and controls and manages OpenTV’s relationship with its independent auditors, who report directly to the audit committee. Messrs. Wargo, Bryan and Machovina are the current members of the audit committee. The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” as required by the listing standards of the Nasdaq National Market. The audit committee operates pursuant to a written charter approved by the board of directors in April 2004, a copy of which is included as Appendix A to this proxy statement. The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as determined by the audit committee, from OpenTV for such advice and assistance.

      Management is responsible for the preparation, presentation and integrity of OpenTV’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discussed with OpenTV’s independent auditors the overall scope and plans for its audit. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of OpenTV’s internal controls and the overall quality of OpenTV’s financial reporting. The audit committee met six times in 2003.

      In performing its oversight role, the audit committee reviewed, considered and discussed the audited financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

      Based on the reports and discussions described in this Report, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The audit committee also recommended to the board of directors, and the board approved, subject to stockholder ratification, the selection of KPMG LLP as independent auditors for the year ending December 31, 2004.

Submitted by the members of the Audit Committee:

J. David Wargo
J. Timothy Bryan
Jerry Machovina

STOCK PRICE PERFORMANCE

      The graph below compares the cumulative total stockholder return on our Class A ordinary shares from November 23, 1999 (the date our Class A ordinary shares started trading publicly) through December 31, 2003, with the cumulative total return of the S&P 500 Index, the Nasdaq Stock Market — U.S. Index and the Nasdaq Computer and Data Processing Index over the same period. These returns assume the investment of $100 in our Class A ordinary shares and in each of the other indices on November 23, 1999 and reinvestment of any dividends (of which we paid none during that period).

      The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our ordinary shares.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG OPENTV CORP., THE S&P 500 INDEX,
THE NASDAQ STOCK MARKET — U.S. INDEX AND
THE NASDAQ COMPUTER & DATA PROCESSING INDEX

	11/99	12/99	12/00	12/01	12/02	12/03

OpenTV Corp. Class A Ordinary Shares	100.00	127.89	16.53	13.18	1.90	5.32
NASDAQ Stock Market (U.S.)	100.00	139.21	90.18	48.42	44.56	61.37
S&P 500	100.00	108.04	98.21	86.53	67.41	86.75
NASDAQ Computer & Data Processing	100.00	154.29	79.01	63.13	43.41	57.37

      We have in the past compared our stock price performance with the Nasdaq Stock Market — US Index and the S&P 500 Index, which are both broad equity market indices. This year we are including the Nasdaq Computer and Data Processing Index as a published industry index. We intend to use this industry index in the future and not include a comparison to the S&P 500 Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The following describes certain transactions involving related parties and us since January 2003. We believe that the terms of each of these agreements are no less favorable to us than terms we would have obtained in arm’s length negotiations with unaffiliated third parties.

Management Retention Agreements

      In April 2002, our board of directors authorized retention agreements for certain of our executive officers and senior management personnel, which contemplated us making a cash retention payment to each recipient, to be paid in installments and subject to adjustment under certain circumstances, in the event of certain change of control transactions involving us.

      Pursuant to this grant of authority, we entered into management retention agreements with James Ackerman and certain other senior management personnel. The closing of the Liberty Media stock purchase transaction on August 27, 2002, constituted a change of control transaction under these management retention agreements. The maximum retention payout to James Ackerman under this management retention agreement following the closing of the Liberty Media stock purchase transaction was $950,400.

      Pursuant to the terms of these retention agreements, we paid to each of the certain executive officers fifty percent of the maximum payout set for each of them on August 27, 2002. The remaining fifty percent was paid in twelve equal monthly installments; provided, that, each such executive officer remained with us during such time period, was dismissed without cause or left with good reason.

      Through December 31, 2003, we paid out $2.8 million under all of these retention agreements and Mr. Ackerman was paid $950,400 under his individual management retention agreement. Pursuant to a May 2002 agreement between us and MIH Limited, our former controlling stockholder, MIH Limited agreed to reimburse us for payments made under these reimbursement agreements and we have received reimbursement in full.

Management Fee and Expense Reimbursement Arrangements with Liberty Broadband

      Commencing in August 2002, Liberty Broadband Interactive Television, Inc., or Liberty Broadband, a wholly owned subsidiary of Liberty Media, provided management services for us. During 2003, the former chairman of our board of directors, our former chief financial officer and our former general counsel were all employees of Liberty Broadband. We reimbursed Liberty Broadband for the services these individuals provided to us based on the estimated percentage of time those individuals and others employed by Liberty Broadband dedicated to the performance of services for us. We are not aware of the compensation that may have been paid by Liberty Broadband to any of these individuals as employees of Liberty Broadband. In addition, we also reimbursed Liberty Broadband for an allocated portion of its administrative costs. For the year ended December 31, 2003, total management charges from Liberty Broadband for compensation and general administrative costs were $2.0 million. In February 2004, our management relationship with Liberty Broadband was terminated.

Issuance of Class A Ordinary Shares to Liberty Media

      On March 23, 2004, in consideration for the issuance by Liberty Media to James Chiddix of options to purchase 50,000 shares of Liberty Media Series A common stock as an inducement to Mr. Chiddix agreeing to serve as Executive Chairman of our board of directors, we issued to Liberty an aggregate of 76,982 of our Class A ordinary shares. The number of our Class A ordinary shares issued to Liberty Media was determined by multiplying the Black-Scholes value per option to purchase a share of Liberty Series A common stock ($4.603495) by 50,000, and dividing the resulting number by the closing sale price of our Class A ordinary share on the Nasdaq National Market on March 23, 2004 ($2.99).

Investors’ Rights Agreement

      On October 23, 1999 we entered into an Investors’ Rights Agreement with America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated, TWI-OTV Holdings, Inc., OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH (BVI) Ltd. The Investors’ Rights Agreement was entered into in connection with our October 1999 private placement.

      In the following description, Sun TSI Subsidiary (a subsidiary of Sun Microsystems, Inc.) is referred to as the “existing investor”, and America Online, LDIG OTV (a subsidiary of Liberty Media), General Instrument and TWI-OTV Holdings (a subsidiary of Time Warner, Inc.) are referred to as the “new investors.” Although News America Incorporated and OTV Holdings Limited are parties to the Investors’ Rights Agreement, they are neither “existing investors” nor “new investors” for purposes of the following description because each of them has sold its entire interest in us.

      In connection with the Liberty Media stock purchase transaction, MIH Limited and OTV Holdings Limited agreed not to exercise any of their rights under, among other agreements, the Investors’ Rights Agreement from and after the closing of the Liberty Media stock purchase transaction.

      Liberty Media is not a party to the Investors’ Rights Agreement and is not subject to its terms. LDIG OTV continues to be a party to, and to be subject to the terms of, the Investors’ Rights Agreement to the same extent as it was prior to the consummation of the Liberty Media stock purchase transaction.

      Board of Directors. The existing investor and the new investors have agreed to vote their shares so that our board of directors has the following composition:

•	so long as the investors in our October 1999 private placement own a number of our ordinary shares equal to at least 60% of the number of shares issued to such investors in that private placement (which amount is referred to as the “issued amount”), two directors designated by the new investors;

•	so long as the investors in our October 1999 private placement own a number of our ordinary shares equal to at least 30% of the issued amount, one director designated by the new investors; and

•	so long as the existing investor owns shares equal to at least 30% of the aggregate amount of our Class B ordinary shares issuable in respect of its shares of Class B common stock of OpenTV, Inc., one director designated by the existing investor.

      Neither the existing investor nor the new investors currently have any designees serving on our board of directors. Liberty Media directly holds ordinary shares representing a majority of our outstanding voting power, which ordinary shares held directly by Liberty Media are not subject to the terms of the Investors’ Rights Agreement, including the obligation to vote shares in favor of the election of the designees of the existing investor and the new investors to our board of directors.

      Approval Rights. So long as the new investors may designate two of our directors and at least one of the directors designated by them is on our board of directors, we may not adopt new stock option plans or other equity compensation plans, or make material modifications to any such existing plans, without the approval of its board of directors, including the approval of at least one director designated by the new investors.

      Transfers and Exchanges. Subject to specified exceptions, prior to transferring any of our Class B ordinary shares to a non-affiliate or converting any of our Class B ordinary shares into our Class A ordinary shares, the existing investor and any new investors owning our Class B ordinary shares must first offer to exchange such shares for our Class A ordinary shares held by the new investors. Subject to certain exceptions, the existing investor or new investors must cause any of our Class B ordinary shares not exchanged pursuant to such offer to exchange to be converted to our Class A ordinary shares prior to transferring such shares to a non-affiliate.

      Prior to transferring any shares to a non-affiliate, other than in a registered public offering or certain market transactions, the new investors must first offer such shares to the other new investors.

      Registration Rights. The existing investor and each of the new investors have certain rights to require us to register their shares for resale.

      Nonsolicitation. Each of the parties to the Investors’ Rights Agreement other than us and the existing investor will not, so long as it holds any of our equity securities and for a period of one year thereafter, knowingly contact or solicit for employment any management or other professional person known to be employed by us or any of our subsidiaries without our written consent, with exceptions for general advertising or similar solicitation.

Amended and Restated Stockholders’ Agreement

      On October 23, 1999, we entered into the Amended and Restated Stockholders’ Agreement with OpenTV, Inc., OTV Holdings Limited, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc. This agreement contains the following provisions:

      Fundamental Business Decisions. If our board of directors approves any of the following actions, it must submit the matter to Sun TSI Subsidiary and OTV Holdings for their approval:

•	any business combination involving a change of control of us;

•	any change to our memorandum of association or articles of association that (a) materially adversely affects Sun TSI Subsidiary’s rights under the Exchange Agreement described below, (b) affects Sun TSI Subsidiary more adversely than OTV Holdings or (c) would impact the intellectual property rights licensed by Sun Microsystems to OpenTV, Inc.; or

•	any assignment or sublicensing of licensed Sun Microsystems intellectual property made outside of the ordinary course of business or in connection with our liquidation.

      If the board of directors of OpenTV, Inc. approves any of the following actions, it must submit the matter to Sun TSI Subsidiary and to us for approval:

•	any business combination involving a change of control of OpenTV, Inc.;

•	any change to the charter of OpenTV, Inc. that (a) materially adversely affects Sun TSI Subsidiary’s rights under the Exchange Agreement described below, (b) affects Sun TSI Subsidiary more adversely than OpenTV, Inc. or (c) would impact the intellectual property rights licensed by Sun Microsystems to OpenTV, Inc.; or

•	any assignment or sublicensing of licensed Sun Microsystems intellectual property made outside of the ordinary course of business or in connection with the liquidation of OpenTV, Inc.

      The foregoing actions are referred to as “fundamental business decisions.” As a result of its current ownership of shares of OpenTV, Inc. stock, Sun TSI Subsidiary would effectively be able to block the approval of any such fundamental business decision. If Sun TSI Subsidiary elects to block any such fundamental business decision, a representative of us and of Sun TSI Subsidiary must attempt to resolve the deadlock. If the deadlock is not resolved within 31 days, then we may purchase all of our shares and the shares of OpenTV, Inc. held by Sun Microsystems and Sun TSI Subsidiary at their fair market value.

      Restrictions on Transfer of Shares by Sun TSI Subsidiary. Sun TSI Subsidiary may not transfer any shares of OpenTV, Inc. other than:

•	in exchange for our ordinary shares pursuant to the terms of the Exchange Agreement described below; or

•	to an affiliate of Sun TSI Subsidiary so long as Sun TSI Subsidiary remains bound, and the transferee agrees to be bound, by the terms of the Amended and Restated Stockholders’ Agreement.

      Term. The Amended and Restated Stockholders’ Agreement will terminate when Sun TSI Subsidiary exchanges all its shares of common stock of OpenTV, Inc. for our ordinary shares pursuant to the Exchange Agreement described below.

Exchange Agreement

      On October 23, 1999, we entered into an Exchange Agreement with Sun TSI Subsidiary and OpenTV, Inc. that permits Sun TSI Subsidiary to exchange all or a portion of its shares of Class B Common Stock of OpenTV, Inc. for our Class B ordinary shares. The rate of exchange, which is subject to customary adjustments, is equal to one of our Class B ordinary shares for one share of Class B Common Stock of OpenTV, Inc.

      We, OpenTV, Inc., and Sun TSI Subsidiary have agreed that each time we issue additional Class A ordinary shares or Class B ordinary shares (other than on conversion of Class B ordinary shares), OpenTV, Inc. will sell and we will purchase, at a purchase price of $0.001 per share, an equal number of shares of Class A Common Stock or Class B Common Stock of OpenTV, Inc., respectively.

Forgiveness of Executive Officer Loan

      On June 9, 2000, OpenTV, Inc. entered into an employment agreement with James Ackerman, our former Chief Executive Officer. As part of the agreement, we provided an interest-free loan of approximately $2,408,000 to Mr. Ackerman in connection with the purchase of a personal residence. On January 1 of each of the years 2001, 2002, 2003 and 2004, twenty-five percent of the original loan amount (or approximately $602,000) was forgiven by us in accordance with the terms of the agreement. For more information about Mr. Ackerman’s employment agreement, this loan and the related issuance of our Class A ordinary shares, see “Executive Compensation — Employment Agreement with Chief Executive Officer.”

      In compliance with the Sarbanes-Oxley Act of 2002, we no longer make personal loans to executive officers prohibited by such act.

Indemnification Agreements with Directors and Executive Officers

      We have entered into customary indemnification agreements with some of our executive officers and directors and expect to continue to do so in the future if new officers or directors join our company.

ADDITIONAL INFORMATION

     Where you can find more information. We file annual, quarterly and special reports, proxy materials and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the Securities and Exchange Commission or over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. Additional information can also be found on our website at www.opentv.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) We make available free of charge on the investor relations page of our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. If you would like to receive a copy of any exhibits listed in our Annual Report on Form 10-K for the year ended December 31, 2003, please call or submit a request in writing to Investor Relations, OpenTV Corp., 275 Sacramento Street, San Francisco, California 94111, Tel. No. (415) 962-5000, and we will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

     Stockholder Proposals for the 2005 Annual Meeting. If you want us to consider including a proposal in our proxy statement for our 2005 annual meeting of stockholders, you must deliver a copy of your proposal to our Corporate Secretary at our principal executive offices at 275 Sacramento Street, San Francisco, California, 94111 no later than January 14, 2005 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If you intend to present a proposal or nominate directors at our 2005 annual meeting of stockholders, but you do not intend to have it included in our 2005 proxy statement, you must deliver a written copy of your proposal or notice of director nomination to our Corporate Secretary at our principal executive offices between April 23 and May 23, 2005 (or such other date as we may determine and announce in connection with the actual scheduling of our next annual meeting). If, however, we provide less than 40 days notice of our 2005 annual meeting, your notice will be timely if we receive it by the close of business on the fifth day following the day on which we publicly announce the date of the 2005 annual meeting. If we do not receive your proposal within the specified time frame, you will not be permitted to raise your proposal at the annual meeting. All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our memorandum of association, articles of association and the law of the British Virgin Islands.

     Proxy Solicitation Costs. This proxy solicitation is being made and paid for by us. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

OTHER MATTERS

     Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to our board of directors, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

By order of the board of directors,

James A. Chiddix

Chairman of the Board and Chief Executive Officer

San Francisco, California
May 14, 2004

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the annual meeting of stockholders, please submit a proxy by Internet or mail so that your shares may be represented at the meeting.

APPENDIX A

OPENTV CORP.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS
(as amended and restated on April 27, 2004)

PURPOSE

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of OpenTV Corp. (the “Company”) is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including oversight of the Company’s internal control over financial reporting and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment and compensation of the Company’s independent auditors.

MEMBERSHIP

      The members of the Committee will be nominated and appointed by the Board and shall serve at the discretion of the Board. The Committee shall consist of at least three members, meeting the following criteria (in each case to the extent that such requirement is effective from time to time):

1. Each member will be an independent member of the Board in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”);

2. Each member will meet the independence requirements for audit committee members specified by the rules of the Securities and Exchange Commission (“SEC”);

3. Each member will meet such other qualifications for membership on an audit committee as Nasdaq may promulgate from time to time, including being able to read and understand fundamental financial statements at the time of appointment;

4. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, in accordance with applicable Nasdaq rules;

5. At least one member will be an “audit committee financial expert” as defined by applicable SEC rules; and

6. No member will have participated in the preparation of the financial statements of the Company at any time during the most recent three years.

      Unless the Board designates a chair, the members of the Committee may designate a chair by majority vote of the Committee membership. A majority of the members of the Committee will constitute a quorum for the transaction of the business of the Committee.

AUTHORITY AND RESPONSIBILITIES

      The Committee has the authority to undertake the specific duties and responsibilities listed below and will have the authority to undertake such other specific duties as the Board from time to time prescribes. Specific responsibilities of the Committee include:

1.     Processes, Controls and Risk Management

      a. Meeting separately with management, the Company’s internal auditors and the Company’s independent auditors at least quarterly, to discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting, the completeness and accuracy of the Company’s financial statements and such other matters that the Committee believes should be discussed.

      b. Reviewing reports prepared by management assessing the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting, prior to the inclusion of such reports in the Company’s periodic SEC filings.

      c. Discussing with management the Company’s policies with respect to risk assessment and risk management.

      d. Periodically reviewing the status of pending or threatened legal proceedings that could have a significant impact on the Company’s financial statements.

      e. Reviewing the status of any inquiries or investigations by law enforcement or regulatory agencies.

      f. To the extent requested by the Board, and subject to applicable laws and regulations, and the rules of Nasdaq, reviewing and approving all related party transactions to ensure that they are in the Company’s best interests. Related party transactions shall include those transactions described in Item 404(a), (b) and (c) of Regulation S-K under the federal securities laws and those transactions with a related party (as such term is defined in Statement of Financial Accounting Standards No. 57) that must be specifically disclosed in the Company’s financial statements or notes thereto pursuant to GAAP. Only members of the Committee who will derive no direct or indirect benefit from a specific related party transaction may discuss the transaction or vote to approve it.

      g. Overseeing the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

2.     Independent Auditors

      a. Appointing, setting the compensation for, evaluating the performance and continuing independence of and, if necessary, terminating any registered public accounting firm engaged to render an audit report or to perform other audit, review or attest services for the Company. The Committee shall have the sole authority to approve the hiring and firing of any such independent auditors and the independent auditors shall report directly to the Committee.

      b. Obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature, fees, and proposed audit scope and evaluating and terminating, as necessary, any relationships or services that the Committee believes could compromise the objectivity and independence of the independent auditors.

      c. Pre-approving all audit and permissible non-audit services to be provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is permissible).

      d. Discussing with the Company’s independent auditors the independent auditors’ annual audit plan, including the scope of audit activities, staffing of the audit and any other matters required to be discussed by Statement of Accounting Standard No. 61, as it may be modified or supplemented.

      e. Obtaining and reviewing at least annually a report from the independent auditors addressing:

(i) all critical accounting policies and practices to be used;

(ii) all alternative treatments within generally accepted accounting principles of material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

(iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and

(iv) the Company’s quality-control procedures and any material issues raised by the most recent review of these procedures.

Discussing any comments or recommendations outlined in such report; establishing a schedule for implementing any recommended changes and reviewing the implementation.

      f. Reviewing periodically with management and the independent auditors the results of the annual audit of the Company, discussing significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with the independent auditors and management, including any significant disagreements among management and the independent auditors.

      g. Communicating with the Company’s independent auditors regarding the Company’s expectations with respect to its relationship with the independent auditors, including the following:

(i) the independent auditors’ ultimate accountability to the Committee, as representatives of the Company’s stockholders; and

(ii) the sole authority and responsibility of the Committee to select, evaluate and determine the compensation of, the independent auditors.

      h. Reviewing the performance of the Company’s internal audit function, which shall include a review of the staffing of the internal audit department and a review of any significant reports to management prepared by the internal auditing department.

      i. Monitoring and periodically considering the rotation of the partners of the independent auditors on the Company’s independent audit engagement team.

      j. Setting hiring policies for employees or former employees of the Company’s independent auditors.

3.     SEC Reports and Other Disclosure

      a. Reviewing with management and the Company’s independent auditors as appropriate, before release:

(i) the Company’s audited financial statements and unaudited interim financial statements;

(ii) the Company’s earnings announcements;

(iii) the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q; and

(iv) the results of the independent auditors’ audit of the Company’s annual financial statements and the independent auditors’ review of the Company’s interim financial statements.

      b. Recommending to the Board whether or not the Company’s audited financial statements should be included in the annual report on Form 10-K.

      c. Annually prepare a report for inclusion in the proxy statement for the Company’s annual meeting of stockholders, in accordance with the SEC rules.

4.     Other Duties and Responsibilities

      a. Establishing and monitoring the procedures for:

(i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

(ii) the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

      b. Reviewing at least annually the performance of the Committee through self-assessment and assessment by the Board.

      c. Reviewing and reassessing the adequacy of the Committee’s charter, structure, processes and membership requirements at least annually, and recommending changes to the Board for approval. Including a copy of the Committee charter as an appendix to the Company’s proxy statement as required by SEC rules (currently, once every three years).

      d. Performing any other activities required by applicable law, rules or regulations, including the rules of the SEC and the rules of the principal exchange or automated inter-dealer quotation system of a national securities association on which the Company’s ordinary shares are traded, and performing other activities consistent with this charter, the Company’s memorandum of association and governing laws, as the Committee or the Board may deem necessary or appropriate.

INVESTIGATIONS, STUDIES AND OUTSIDE ADVISORS

      The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibility with unrestricted access to all books, records, facilities and personnel of the Company.

      The Committee, at the expense of the Company, may retain outside legal counsel (who may but need not be regular corporate counsel to the Company), accountants and other advisors to assist it in connection with its functions, as it deems appropriate. The Committee shall have sole authority to approve fees and retention terms for such advisors.

FUNDING

      The Company shall provide for appropriate funding, as determined by the Committee for payment of compensation to (i) the Company’s independent auditors for the purpose of rendering or issuing an audit report or preparing any other audit, review or attest services for the Company and (ii) any outside advisors employed by the Committee pursuant to this charter. The Company shall pay the ordinary administrative expenses of the Committee that are necessary or appropriate for the carrying out of its duties.

MEETINGS

      The Committee shall meet at least four times per year in connection with the regularly scheduled meetings of the Company’s Board and, in connection therewith, shall review the Company’s quarterly earnings releases. The Committee shall also meet separately with the Company’s independent auditors and members of the Company’s management at such time as the Committee deems appropriate. The Committee shall establish in advance a calendar for all meetings. Meetings may be held telephonically. In lieu of a meeting, the Committee may also act by unanimous written consent resolution.

MINUTES

      The Committee will maintain written minutes of its meetings, which minutes (and any action by unanimous written consent) will be filed with the minutes of the meetings of the Board.

REPORTS

      The Committee shall annually prepare a report to the Company’s stockholders for inclusion in the proxy statement for the Company’s annual meeting as required by the Rules of the SEC.

      The Committee also shall report regularly to the Board, including with respect to any issues that arise with respect to the quality or integrity of the Company’s financial statements, the effectiveness of the Company’s internal controls over financial reporting or disclosure controls and procedures, the performance and independence of the Company’s independent auditors, or any other issue that the Committee believes should be brought to the attention of the Board. Such reports may be made orally or in writing.

COMPENSATION

      Members of the Committee shall receive such fees, if any, for their services as Committee members as may be determined by the Board. Members of the Committee may not receive any compensation from the Company except the fees that they receive for services as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY

      The Committee may, to the extent permitted under applicable law and regulations and the Company’s certificate of incorporation and bylaws, delegate to one or more designated members of the Committee the authority to perform specified duties and responsibilities of the Committee.

REVOCABLE PROXY

OPENTV CORP.

ANNUAL MEETING OF MEMBERS TO BE HELD ON JUNE 23, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
OPENTV CORP. (the “Company”)

     The undersigned member(s) of OpenTV Corp., a British Virgin Islands corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders dated May 14, 2004, and hereby appoints James J. Ackerman and Scott Wornow, and each of them acting singly, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held Wednesday, June 23, 2004, at 9:00 a.m., Pacific Time, at the Company’s offices located at 275 Sacramento Street, San Francisco, CA 94111, and at any adjournment or adjournments thereof, and to vote all ordinary shares of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournment thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned member.
If no direction is given, this proxy will be voted “FOR” each of the proposals set forth on the reverse side.

This proxy may be revoked at any time prior to the time it is voted.

Please complete, date and sign this proxy and return promptly in the enclosed envelope.

Continued and to be signed and dated on reverse side

The board of directors recommends a vote for all the nominees for director listed below and for proposal 2.

1.	Election of the following persons as directors of OpenTV Corp.:

James J. Ackerman	J. Timothy Bryan	Jerry Machovina	Anthony G. Werner

Robert D. Bennett	James A. Chiddix	J. David Wargo	Michael Zeisser

FOR ALL ☐	WITHHOLD FOR ALL ☐	EXCEPTIONS ☐

Instructions:	To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions

2.	Ratification of the appointment of KPMG LLP as independent accountants for OpenTV Corp. for the year ending December 31, 2004.

FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

DATED:

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.